                                                                    EXHIBIT 28.1


                       MILLER AND LENTS, LTD.      MARTIN G. MILLER (1948-1980)
                                                   MAX R. LENTS
                                                   KENNETH B. FORD
                      OIL AND GAS CONSULTANTS      WALTER CROW
                                                   IRWIN L. LEVY
                        TWENTY-SEVENTH FLOOR       R.G. VON TUNGELN
                                                   JAMES E. WERNER
                           1100 LOUISIANA          WILLIAM F. NELSON
                                                   K.R. CHEATHAM
                                                   JAMES C. PEARSON
                     HOUSTON, TEXAS 77002-5216     J. ED SMITH
                                                   S.J. STIEBER
                       TELEPHONE 713 651-9455      T. LESLIE REEVES
                                                   R.W. FRAZIER
                        TELEFAX 713 654-9914       LARRY M. GRING
                                                   J.L. POWELL
                          CABLE "MILLENT"          WILLIAM P. KOZA
                                                   ROBERT W. RASOR
                                                   WILLIAM K. KIBLER
                                                   KELLY P. VARNEY
                                                   CHARLES G. GUFFEY
                                                   KAREN F. LOVING
                                                   JAMES A. COLE
                                                   CHRISTOPHER A. BUTTA
                                                   GREGORY W. ARMES

                               February 11, 1994


Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston, Texas  77079

                                             Re:     Review of Proved Reserves
                                                     And Future Net Revenues
                                                     As of January 1, 1994
Gentlemen:

         At your request, we reviewed the estimates of Proved Reserves of oil and gas and the Future Net Revenues associated with these reserves that Cabot Oil & Gas Corporation, hereinafter Cabot, attributes to its net interests in oil and gas properties as of January 1, 1994. Cabot's estimates, shown below, are in accordance with the definitions contained in Securities and Exchange Commission Regulation S-X, Rule 4-10(a).

                                                                   Proved Reserves
                                                   ---------------------------------------------
                                                   Developed        Undeveloped        Total
                                                   ---------        -----------      -----------
         Net Oil, MBbls                                2,345.7          480.2           2,825.9

         Net Gas, MMcf                                669,672.0      138,607.7         808,279.7

         Future Net Revenues
           Undiscounted,M$                          1,305,716.0      214,294.0       1,520,010.0
           Discounted at 10 Percent, M$               581,357.8       59,740.0         641,097.8

         Based on our investigations and subject to the limitations described hereinafter, it is our judgment that (1) Cabot has an effective system for gathering data and documenting information required to estimate its Proved Reserves and to project its Future Net Revenues, (2) in making its estimates and projections, Cabot used appropriate engineering, geologic, and evaluation principles and techniques that are in accordance with practices generally accepted in the petroleum industry, and (3) the results of those estimates and projections are, in the aggregate, reasonable.

                            MILLER AND LENTS, LTD.

Cabot Oil & Gas Corporation                                    February 11, 1994
                                                                          Page 2


         All of the reserves discussed herein are located within the continental United States. Gas volumes were estimated at the appropriate pressure base and temperature base that are established for each well or field by the applicable sales contract or regulatory body. Total gas reserves were obtained by summing the reserves for all the individual properties and are therefore stated herein at a mixed pressure base.

         In accordance with Securities and Exchange Commission guidelines, Future Net Revenues were computed based on prices being received for oil and gas as of Cabot's fiscal year end, December 31, 1993. The Present Value of Future Net Revenues was computed by discounting the Future Net Revenues at ten percent per annum. Estimates of Future Net Revenues and the Present Value of Future Net Revenues are not intended and should not be interpreted to represent fair market values for the estimated reserves.

         In conducting our investigations, we reviewed the pertinent available engineering, geological and accounting information for each well or designated property to satisfy ourselves that Cabot's estimates of reserves and future production forecasts and economic projections are, in the aggregate, reasonable. We independently selected a sampling of properties in each region and reviewed the direct operating expenses and product prices used in the economic projections.

         In its estimates of Proved Reserves and Future Net Revenues associated with its Proved Reserves, Cabot has considered that a portion of its facilities associated with the movement of its gas in the Appalachian Region to its markets are unusual in that the construction and operation of these facilities are highly dependent on its producing operations. Cabot has deemed the portion of the cost of these facilities associated with its revenue interest gas are costs that are attributable to its oil and gas producing activities, and accordingly, has included these costs in its computation of the Future Net Revenues associated with its Proved Reserves.

         Reserve estimates were based on decline curve extrapolations, material balance calculations, volumetric calculations, analogies, or combinations of these methods for each well, reservoir, or field. Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves were produced.

         In making its projections, Cabot estimated yearly well abandonment costs except where salvage values were assumed to offset these expenses. Costs for possible future environmental claims were not included. Cabot's estimates include no adjustments for production prepayments, exchange agreements, gas balancing, or similar arrangements. We were provided with no information concerning these conditions and we have made no investigations of these matters as such was beyond the scope of this investigation.
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                            MILLER AND LENTS, LTD.
Cabot Oil & Gas Corporation                                    February 11, 1994
                                                                          Page 3


         The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

         In conducting these evaluations, we relied upon production histories, accounting and cost data, and other financial, operating, engineering, and geological data supplied by Cabot. To a lesser extent, non-proprietary data existing in the files of Miller and Lents, Ltd., and data obtained from commercial services were used. We also relied, without independent verification, upon Cabot's representation of its ownership interests, the current prices, and the transportation fees applicable to each property.

         Miller and Lents, Ltd. is an independent oil and gas consulting firm. None of the principals of this firm have any financial interests in Cabot or any of its affiliated companies. Our fee is not contingent upon the results of our work or report, and we have not performed other services for Cabot that would affect our objectivity.

                                            Yours very truly,

                                            MILLER AND LENTS, LTD.


                                            By /s/ WALTER CROW
                                               Walter Crow
                                               President

WC/cw